EXHIBIT 99.1

For More Information Contact:
Investor Relations
Vertel Corporation
(818) 227-1463
investor-relations@vertel.com

VERTEL RETAINS T. JAMES RANNEY AS INTERIM CFO

WOODLAND HILLS, Calif., January 15, 2003—Vertel Corporation (OTC BB:VRTL.OB), a leading provider of convergent service management mediation solutions, today said it has retained T. James Ranney as its interim Vice President of Finance and Administration and Chief Financial Officer, replacing Craig Scott, who has resigned to pursue other interests.

Ranney, 47, most recently was Vice President and Chief Financial Officer for Eventra, Inc., a software company that designs and installs web-enabled supply chain solutions for Fortune 1000 clients. He also held the same title for Aperture Credentialing, Inc., a leading provider of data management services for managed-care organizations, and was Senior VP-Operations and Chief Financial Officer for Physicians’ Online, Inc., the world’s largest medical information and communications network for physicians.

Ranney holds an undergraduate degree in Finance & Investment from George Washington University and an MBA in Banking & Finance from Case Western Reserve University.

“In particular, my technology, software and information systems background will be helpful in positioning the value proposition of Vertel, as well as to help further manage costs and financial performance,” Ranney said.

“Mr. Ranney will be a valuable addition to senior management,” said Marc Maassen, President and CEO of Vertel. “He is operations oriented, and an experienced strategist, planner and forecaster.”

About Vertel

Vertel is a leading provider of convergent service management mediation solutions. Vertel’s high performance solutions enable customers to quickly and cost effectively introduce new services, networks and OSSs while leveraging existing investments. Using the M*Ware-driven Development Environment, Vertel has created a suite of mediation based applications that can address protocol translation, data transformation, element and network management, OSS application integration, and OSS exchange services.

Vertel’s product offerings allow seamless management in multi-technology and multi-vendor environments. Vertel also develops communications software solutions that satisfy individual customer requirements through its Professional Services organization.

For more information on Vertel or its products, contact Vertel at 21300 Victory Boulevard, Suite 700, Woodland Hills, California 91367; telephone: 818/227-1400; fax: 818/598-0047 or visit www.vertel.com.

Vertel and M*Ware are trademarks of Vertel Corporation.